United States securities and exchange commission logo





                          June 2, 2021

       Robert Clark
       Chief Executive Officer
       Kona Gold Beverage, Inc.
       746 North Drive, Suite A
       Melbourne, Florida 32934

                                                        Re: KONA GOLD BEVERAGE,
INC.
                                                            Registration
Statement on Form S-1
                                                            Filed May 27, 2021
                                                            File No. 333-256536

       Dear Mr. Clark:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Charles
Eastman at 202-551-3794 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing